PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 6, 2008
As filed pursuant to Rule 424(B) under the Securities Act of 1933

Registration No. 333-149135

 CHINA GREEN AGRICULTURE, INC.

3rd Floor, Borough A, Block A. No.181
South Taibai Road, Xi’an, Shaanxi Province
People’s Republic of China 710065
Tel: +86-29-88266368

6,425,003 Shares of Common Stock
Offered by Selling Stockholders

This prospectus supplement supplements and amends the prospectus dated August 6, 2008 (the “Prospectus”), relating to the resale by certain selling stockholders of up to 6,425,003 shares of our common stock, par value $0.001 per share. We are supplementing the Prospectus to correct the clerical errors in the item of “Basic and diluted net earnings per share” of the Company’s Consolidated Statements of Income and Comprehensive Income Statement for the three and nine months ended March 31, 2008 and 2007.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

The securities offered hereby involve a high degree of risk. Please read the “Risk factors” beginning on page 11 of the Prospectus and the risk factors in the documents incorporated therein by reference. You should read the entire Prospectus and the prospectus supplement before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus supplement is October 24, 2008.

The following Consolidated Statements of Income and Comprehensive Income Statement for the three and nine months ended March 31, 2008 corrected the clerical errors made in “Basic and diluted net earnings per share” (“EPS”) of the same statement the Company filed as part of the Prospectus dated August 6, 2008. The correct EPS for the nine months ended March 31, 2008 is $0.48, instead of our previously stated $0.63. The correct EPS for the three months ended March 31, 2008 is $0.09, instead of our previously stated $0.17.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Nine Months Ended March 31		Three Months Ended March 31
	2008	2007	2008	2007

Net sales	$15,382,089	$9,070,972	$4,434,926	$2,198,615

Cost of goods sold	6,377,066	3,687,416	1,982,084	1,003,035

Gross profit	9,005,023	5,383,555	2,452,841	1,195,580
Operating expenses

Selling expenses	614,646	400,108	142,808	27,428
Operating and administrative expenses	1,430,762	463,482	256,800	184,130

Total operating expenses	2,045,408	863,590	399,608	211,558

Income from operations	6,959,615	4,519,965	2,053,233	984,022
Other income (expense)

Other income(expense)	39,647	(1,457)	655	1,514

Interest income	27,224	20,559	11,697	122

Interest expense	(284,361)	(270,551)	(86,761)	(90,190)

Bank charges	(6,442)	(425)	(4,939)	(63)

Total other income (expense)	(223,933)	(251,875)	(79,348)	(88,618)

Income before income taxes	6,735,682	4,268,090	1,973,886	895,405

Provision for income taxes	301,841	266,006	301,841	-

Net income	6,433,842	4,002,084	1,672,045	895,405
Other comprehensive income

Foreign currency translation gain	1,511,242	20,041	957,245	9,465

Comprehensive income	$7,945,084	$4,022,125	$2,629,290	$904,869

Basic and diluted weighted average shares outstanding	13,482,590	10,770,669	18,314,017	10,770,669
Basic and diluted net earnings per share*	$0.48	$0.37	$0.09	$0.08

*Basic and diluted shares are the same because there is no anti dilutive effect.